                                                                    EXHIBIT 3.19

Office of the                                          Corporations Section
Secretary of State                                     P.O. Box 13697
                                                       Austin, Texas 78711-3697

                       CERTIFICATE OF LIMITED PARTNERSHIP

1.   The name of the limited partnership is StyroChem U.S., Ltd.

2. The street address of its proposed registered office in Texas is (a P.O. Box is not sufficient) 350 North St. Paul Street, Dallas TX 75201 and the name of its proposed registered agent in Texas at such address is CT Corporation Systems

3. The address of the principal office in the United States where records of the partnership are to be kept or made available is 3607 North Sylvania Avenue, Fort Worth, TX 76111

4. The name, the mailing address, and the street address of the business or residence of each general partner is as follows:

     NAME                   MAILING ADDRESS        STREET ADDRESS
     StyroChem GP, L.L.C.   1209 Orange Street     1209 Orange Street
                            Wilmington, DE 19801   Wilmington, DE 19801

5. The limited partnership is being formed pursuant to a Plan of Conversion under Section 2.15 of the Texas Revised Limited Partnership Act.

6. The converting entity is StyroChem U.S., Inc., a Texas Corporation formed on October 4, 1988, with its principal office 3607 North Sylvania Avenue, Fort Worth, TX 76111.

                                             STYROCHEM GP, L.L.C.


                                             By: Radnor Chemical Corporation
                                                 its sole member


     Date Signed: January 14, 1999           By: /s/ Michael T. Kennedy
                                                 -------------------------------
                                                 Michael T. Kennedy, President